UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 11-K


                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                   For the fiscal year ended December 31, 2000


                          Commission file number 1-8951


                              M.D.C. Holdings, Inc.
                               401(k) Savings Plan
                               3600 South Yosemite
                                    Suite 900
                             Denver, Colorado 80237
                             ----------------------
                       (Full Title and Address of the Plan)

                                 M.D.C. Holdings, Inc.
--------------------------------------------------------------------------------
            (Name and Issuer of Securities Held Pursuant to the Plan)


                           3600 South Yosemite Street
                                    Suite 900
                             Denver, Colorado 80237
                             ----------------------
                (Address of Principal Executive Office of Issuer
                  of the Securities Held Pursuant to the Plan)

                              REQUIRED INFORMATION


1. Audited Statements of Net Assets Available for Benefits as of December 31, 2000 and 1999 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

2. Audited Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2000 and 1999 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

3. Notes to Financial Statements (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

4. Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes at end of year as of December 31, 2000 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused the annual report to be signed by the undersigned thereunto duly authorized.

Date: June 19, 2000                        M.D.C. Holdings, Inc. 401(k) Savings
                                           Plan


                                            By: /s/ Daniel S. Japha
                                                ------------------------------
                                                Daniel S. Japha
                                                Plan Administrator

                                    EXHIBITS

Exhibit
Number       Description
-------      -----------

23.1         Consent of Ernst & Young LLP, Independent Auditors

23.2         Consent of PricewaterhouseCoopers LLP, Independent Accountants

99.1 M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule as of December 31, 2000 and 1999, and for the years then ended, including Report of Independent Auditors and Report of Independent Accountants